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                                                                    EXHIBIT 99.1

(NORTHERN BORDER                                 NEWS       13710 FNB Parkway
PARTNERS, L.P. LOGO)                             RELEASE    Omaha, NE 68154-5200

                                                 For Further Information
                                                 Contact:

                                                 Media Contact:
                                                 Martha Sumner-Kenny
                                                 (402) 492-3401

                                                 Investor Contacts:
                                                 Ellen Konsdorf
                                                 (877) 208-7318

NORTHERN BORDER PARTNERS, L.P.
UPDATES NORTHERN BORDER PIPELINE
RECONTRACTING STATUS


FOR IMMEDIATE RELEASE:  Monday,  April 25, 2005

         OMAHA - Northern Border Partners, L.P. (NYSE - NBP) today announced that approximately 600 million cubic feet per day (mmcfd) of Northern Border Pipeline firm transportation capacity was unsold for the month of April. Most of this capacity was on the Port of Morgan, Montana to Ventura, Iowa segment of the pipeline.

         "We had indicated previously that this might occur at certain times during 2005," said Bill Cordes, chief executive officer of Northern Border Partners. "We believe a primary factor in the unsold capacity was greater than average natural gas storage injections during April from western Canadian supply sources, triggered by unusually high summer to winter price differentials.
As these storage areas continue to fill, the opportunity for contracting for Northern Border Pipeline's capacity should improve. Consequently, we believe the greatest potential for continued revenue shortfall at Northern Border Pipeline exists in the second quarter of 2005."

         Northern Border Pipeline had approximately 800 mmcfd or 28% of summer design capacity under contracts that expired or are due to expire by May 31, 2005. Northern Border Partners previously disclosed that a possible reduction of $7 million to $14 million ($5 million to $10 million, net to the Partnership) in 2005 net income and cash flows could result on Northern Border Pipeline if sufficient demand did not exist for the capacity. Although the Partnership is currently reevaluating this estimate, it believes a greater reduction is now likely.

         For the month of April approximately 650 mmcfd was available for contracting and went unsold. The resulting impact to revenues for Northern Border Pipeline for the month of April is estimated to be a reduction of approximately $6 million ($4.2 million, net to the Partnership).

          As a result of recent contracting activity, a total of approximately 700 mmcfd of capacity remains available for contracting beginning in May. While transportation values fluctuate daily, the value to potential shippers of Northern Border Pipeline's transportation between Port of Morgan and Ventura is currently less than the pipeline's maximum rate.

         Northern Border Partners plans to discuss its full-year expectations for Northern Border Pipeline and all of its other businesses during its upcoming earnings release investor conference call. While the full analysis of 2005 expected earnings is not yet fully complete, the Partnership currently expects that increased earnings from its other businesses will offset a substantial portion of the Northern Border Pipeline recontracting impact.


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         The call is scheduled for Wednesday, May 4, 2005 at 10:00 a.m. Eastern
Time. This call may be accessed via the Partnership's website at http://www.northernborderpartners.com. An audio replay of the call will be available shortly after the call by dialing, toll free 800-405-2236 and entering passcode 11028396.

       Northern Border Partners, L.P. is a publicly traded partnership which owns, operates and acquires a diversified portfolio of energy assets. The Partnership owns and manages natural gas pipelines and is engaged in the gathering and processing of natural gas. More information can be found at http://www.northernborderpartners.com.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include natural gas development in the Western Canadian Sedimentary Basin; competitive conditions in the overall natural gas and electricity markets; our ability to market pipeline capacity on favorable terms; the availability of additional storage capacity, weather conditions during the summer months in our supply and market areas; performance of contractual obligations by the shippers; our ability to recover costs in pipeline rates relating to the settlement with the Fort Peck Tribes on rights-of-way and tax issues; prices of natural gas and natural gas liquids; the rate of development, gas quality, and competitive conditions in gas fields near the Partnership's natural gas gathering systems in the Powder River and Williston Basins and its investments in the Powder River and Wind River Basins; regulatory actions and receipt of expected regulatory clearances; regulatory actions relative to rate recovery of income tax allowances for partnerships; renewal of the coal slurry transportation contract under favorable terms and preparation for a possible temporary shutdown of the coal slurry pipeline; any costs related to changes in the systems and services currently provided to us by Enron Corp. and CrossCountry Energy and their affiliates and costs related to replacing these systems and services or transitioning them to ONEOK; actions by rating agencies; our ability to complete acquisitions or growth projects and their future performance; timely receipt of right-of-way, regulatory clearances and approval for the expansion projects; our ability to control operating costs; and conditions in the capital markets and our ability to access the capital markets.


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